Exhibit 99.3

June 22, 2020

Sheng Chen (the “Founder”)

Guanjie Building, Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District, Beijing 100016

Re:	Letter Agreement

Dear Mr. Chen:

Reference is made to that certain Investment Agreement, dated as of June    , 2020, by and among VECTOR HOLDCO PTE. LTD., BTO VECTOR FUND ESC (CYM) L.P., BTO VECTOR FUND FD (CYM) L.P. (collectively, the “Investors”), BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD (CAYMAN) – NQ L.P. (the “VCOC Investor”, only with respect to Article I, Section 5.09, Section 5.13 and Article IX thereof) and 21VIANET GROUP, INC. (the “Company”) (the “Investment Agreement”). The parties are entering into this letter agreement to induce the Investors and the VCOC Investor to enter into the Investment Agreement. Capitalized terms not otherwise defined here shall have the meaning given them in the Investment Agreement.

In the event that the Investors and the VCOC Investor cannot fully enjoy any of the rights and benefits described under Section 5.03(a), Section 5.03(b), Section 5.09, Section 5.13, Section 5.15 and/or Section 5.16 of the Investment Agreement as is in effect on the date hereof (the forgoing sections, collectively, the “Specified Sections”, and the forgoing rights and benefits, collectively, the “Specified Rights”) as a result of Section 9.10 of the Investment Agreement, the Founder undertakes to take all actions including entering into agreements or arrangements as requested by the Investors and VCOC Investor to ensure that the Investors and the VCOC Investor will continue to enjoy substantially the same rights and benefits contemplated under the Specified Rights.

This letter agreement shall be governed by and construed under the Laws of the State of New York as applied to matters within the scope hereof, without regard to its principles of conflicts of laws. Section 9.01 (Amendments; Waivers); Section 9.02 (Extension of Time, Waiver, Etc.), Section 9.03 (Assignment), Section 9.04 (Counterparts), Section 9.06(b) (Jurisdiction), Section 9.07 (Specific Enforcement) and Section 9.09 (Severability) of the Investment Agreement shall be incorporated to this letter agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

This letter agreement may be executed by facsimile or other electronic signature in counterparts, each of which, when so executed and delivered, shall be an original and together shall constitute one agreement binding upon the parties hereto.

Acknowledged and Agreed:

VECTOR HOLDCO PTE. LTD.

By:	/s/ William Christian Greer Nicolson
Name:	William Christian Greer Nicolson
Title:	Director

BTO VECTOR FUND ESC (CYM) L.P.

By: BTO HOLDINGS (CAYMAN) – NQ MANAGER L.L.C., its general partner
By: Blackstone Tactical Opportunities Management Associates (Cayman) – NQ L.P., its general partner
By:	BTO GP – NQ L.L.C., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

BTO VECTOR FUND FD (CYM) L.P.

By: BTO HOLDINGS (CAYMAN) – NQ MANAGER L.L.C., its general partner
By: Blackstone Tactical Opportunities Management Associates (Cayman) – NQ L.P., its managing member
By:	BTO GP – NQ L.L.C., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

[Signature Page to Letter Agreement]

BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD (CAYMAN) – NQ L.P.

By: Blackstone Tactical Opportunities Management Associates III (Cayman) – NQ L.P., its general partner
By: BTOA III (Cayman) – NQ GP L.P., its general partner
By:	BTO GP – NQ L.L.C., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

[Signature Page to Letter Agreement]

This letter agreement may be executed by facsimile or other electronic signature in counterparts, each of which, when so executed and delivered, shall be an original and together shall constitute one agreement binding upon the parties hereto.

Acknowledged and Agreed:

SHENG CHEN

By:	/s/ Sheng Chen

[Signature Page to Letter Agreement]